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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PILGRIM’S PRIDE CORPORATION

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For Immediate Release

PILGRIM’S PRIDE RAISES FISCAL YEAR THIRD QUARTER
EARNINGS ESTIMATE

Announces Expiration of Hart-Scott-Rodino Waiting Period for ConAgra
Chicken Division Acquisition

Pittsburg, TX, July 14, 2003 – Pilgrim’s Pride Corporation (NYSE: CHX, CHX.a), the third-largest chicken producer in the U.S., today announced that it expects earnings for the third quarter of fiscal 2003 to be higher than its previously released guidance and securities analysts’ published estimates. The company now expects earnings for the quarter ending June 30, 2003 to be in the range of $.40 to $.42 per share, which includes approximately $.24 to $.26 per share of non-recurring gains.

O.B. Goolsby, president and chief operating officer of Pilgrim’s Pride, said, “Our stronger-than-expected performance in the third quarter reflects improved fresh chicken markets and significant profit improvement in our Mexico operations from increased grow out efficiencies, as well as additional non-recurring gains from our vitamin lawsuit settlements. We look forward to discussing our quarterly results in greater detail on our July 23rd conference call.”

Pilgrim’s Pride also announced today that, in connection with its definitive share purchase agreement with ConAgra Foods, Inc. (NYSE:CAG; “ConAgra”), to acquire ConAgra’s chicken division, the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired. As previously announced, Pilgrim’s Pride expects to complete the acquisition in the third calendar quarter of 2003.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation (NYSE: CHX, CHX.a) is the second-largest poultry producer in the United States – the third-largest in chicken and fifth-largest in turkey – and the second largest chicken company in Mexico. Pilgrim’s Pride employs more than 24,500 persons and operates processing and further processing plants, distribution centers, hatcheries and feed mills in Texas, Arkansas, Arizona, North Carolina, Pennsylvania, Virginia and West Virginia and Mexico.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers and restaurants throughout the United States and in the Northern and Central regions of Mexico and to the foodservice industry nationwide in both countries. For more information, please visit www.pilgrimspride.com.

Forward-Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Important Legal Information

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim’s Pride Corporation, at the SEC’s web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by Pilgrim’s Pride Corporation, may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim’s Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.

Contact:
Richard A. Cogdill
Chief Financial Officer
540/896-0406